EXHIBIT 2.1









                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                   INTERNATIONAL MANUFACTURERS GATEWAY, INC.,
                             DTOMI ACQUISITION CORP.
                                       AND
                           COPPER VALLEY MINERALS LTD.










                          DATED AS OF OCTOBER 24, 2001

                          AGREEMENT AND PLAN OF MERGER
                          ----------------------------

         This AGREEMENT AND PLAN OF MERGER is made and entered into as of October 24, 2001 by and among Copper Valley Minerals Ltd., a Nevada corporation ("PARENT"), Dtomi Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent ("MERGER SUB"), and International Manufacturers Gateway, Inc., a Delaware corporation (the "COMPANY"), (collectively the "Parties").

                                    RECITALS

         A. Upon the terms and subject to the conditions of this Agreement (as defined in Section 1.2) and in accordance with the Nevada Revised Statutes and the Delaware General Corporation Law ("DELAWARE LAW"), the Parent, the Merger Sub and the Company intend to enter into a business combination transaction.

         B. The Parties wish to provide for the terms and conditions of a merger of the Merger Sub with and into the Company, in a transaction that is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and as a reverse triangular under Code Sections 368(a)(1)(A) and Section 368(a)(2)(E) and provide for the representations, warranties. Agreements and conditions applicable to the merger.

         C. The Parties intend that this Agreement constitutes a "plan of reorganization" for the purposes of Section 368 of the Code.

         D. Immediately upon the Effective Time (as defined in Section 1.2) of the Merger (as defined herein), the Board of Directors of the Parent (as the combined company resulting from such business combination transaction) will consist of at least one (1) member, with designees of the Company, as set forth herein, to hold up to five (5) of such seats. It is also contemplated that the senior management of the combined company will, as set forth herein, consist of senior management from the Company.

         E. The Board of Directors of the Company (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and fair to, and in the best interests of, the Company and its stockholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has recommended that the stockholders of the Company adopt and approve this Agreement and approve the Merger.

         F. The Board of Directors of the Parent (i) has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Parent and fair to, and in the best interests of, the Parent and its shareholders, (ii) has approved this Agreement, the Merger and the other transactions contemplated by this Agreement and (iii) has recommended that the shareholders of the Parent vote to approve the issuance of shares of Parent Common Stock (as defined herein) to the stockholders of the Company pursuant to the terms of the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

         1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger, substantially in the form of Exhibit A hereto (the "CERTIFICATE OF MERGER"), with the Secretary of State of the State of Delaware and the Secretary of State of the State of Nevada, in accordance with the relevant provisions of Delaware and Nevada Law (the time of such filing (or such later time as may be agreed in writing by the parties and specified in the Certificate of Merger) being the "EFFECTIVE TIME") as soon as practicable on or after the Closing Date (as defined herein). Unless the context otherwise requires, the term "AGREEMENT" as used herein refers collectively to this Agreement and Plan of Reorganization and the Certificate of Merger. The closing of the Merger (the "CLOSING") shall take place at the offices of The Otto Law Group, PLLC, 900 Fourth Avenue, Suite 3140, Seattle, Washington 98164, at a time and date to be specified by the parties, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in
Article VI, or at such other time, date and location as the parties hereto agree in writing (the "CLOSING DATE").

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         1.4 Certificate of Incorporation; Bylaws.

             (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law.

             (b) The Bylaws of the Company, as in effect immediately prior to the Effective Time, shall be, at the Effective Time, the Bylaws of the Surviving Corporation until thereafter amended.

         1.5 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

             (a) Conversion of Company Common Stock. Each 2 shares of Common Stock, $.0001 par value per share of the Company (the "COMPANY COMMON STOCK") issued and outstanding immediately prior to the Effective Time, (other than any shares of the Company Common Stock to be canceled pursuant to Section 1.6(c)) will be canceled and extinguished and automatically converted (subject to Sections 1.5(e) and (f)) into the right to receive 1 (the "EXCHANGE RATIO") share of Common Stock, $.001 par value, of the Parent (the "PARENT COMMON STOCK") upon surrender of the certificate representing such share of the Company Common Stock in the manner provided in Section 1.6 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.9). If any shares of the Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, the Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

             (b) Percentage Ownership. It is understood and agreed by the Parties that the aggregate number of shares of Parent Common Stock issuable to the Company shareholders by virtue of the Merger as of the date hereof shall equal approximately sixty one percent (61%) (which, for the avoidance of doubt, assumes that all outstanding securities exercisable for, or convertible into, shares of Company Common Stock have not been so exercised or converted, and that all of the Company Stock Options have not been exercised), as adjusted to appropriately reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time. All options, warrants or other securities of the Company convertible into Company Common Stock, whether authorized and unissued or issued and outstanding, upon issuance and/or conversion, represent approximately twenty percent (20%) of the shares of Parent Common Stock outstanding on a fully-diluted basis, assuming consummation of the Merger (which, for the avoidance of doubt, assumes that all the Parent outstanding securities exercisable for, or convertible into, shares of Parent Common Stock have been so exercised or converted, and that all of the Parent Stock Options have been exercised as of the Effective Date).

             (c) Cancellation of Parent-Owned Stock. Each share of the Company Common Stock held by the Company or owned by the Merger Sub, the Parent or any direct or indirect wholly-owned subsidiary of the Company or of the Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

             (d) Stock Options; Employee Stock Purchase Plans. At the Effective Time, all options to purchase the Company Common Stock then outstanding under the Company's 2000 Stock Option Plan, the ("COMPANY STOCK OPTION PLAN") shall be assumed by the Parent in accordance with Section 4.6 hereof. The Parent shall also assume the Company's 2001 Stock Option Plan, under which no options have been issued.

             (e) Capital Stock of Merger Sub. Each share of Common Stock, $.0001 par value per share, of Merger Sub (the "MERGER SUB COMMON STOCK") issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock, $.0001 par value, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation. Any shares of Merger Sub Common Stock that are (i) converted into shares of Surviving Corporation Common Stock and (ii) owned by the Parent will be cancelled at the Effective Time.

             (f) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted (such adjustment to be subject to the consent of the Company, which shall not be unreasonably withheld) to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring on or after the date hereof and prior to the Effective Time.

             (g) Fractional Shares. No fraction of a share of Parent Common Stock will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall receive from Parent one full share of Parent Common Stock (i.e. rounded up to the nearest whole share).

         1.6 Surrender of Certificates.

             (a) Exchange Agent. Parent shall select Pacific Stock Transfer to act as the exchange agent (the "EXCHANGE AGENT") in the Merger.

             (b) The Parent to Provide Common Stock. Promptly after the Effective Time, the Parent shall make available to the Exchange Agent, for exchange in accordance with this Article I, certificates representing the shares of Parent Common Stock issuable pursuant to Section 1.5 in exchange for outstanding shares of Company Common Stock.

             (c) Exchange Procedures. Promptly after the Effective Time, the Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) a certificate or certificates (the "CERTIFICATES") which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive shares of Parent Common Stock pursuant to Section 1.5, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as the Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common. Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates shall be entitled to receive in exchange therefor certificates representing the number of whole shares of Parent Common Stock which such holders have the right to receive and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes to evidence only the ownership of the number of full shares of Parent Common Stock into which such shares of Company Common Stock shall be exchanged.

             (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holders of any unsurrendered Certificates with respect to the shares of Parent Common Stock represented thereby until the holders of record of such Certificates shall surrender such Certificates. Following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest, certificates representing whole shares of Parent Common Stock issued in exchange hereof and, subject to applicable law, the amount of any such dividends or other distributions with a record date after the Effective Time payable with respect to such whole shares of Parent Common Stock.

             (e) Transfers of Ownership. If certificates for shares of Parent Common Stock are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the persons requesting such exchange will have paid to the Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in any name other than that of the registered holder of the Certificates surrendered, or established to the satisfaction of the Parent or any agent designated by it that such tax has been paid or is not payable.

             (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.6, neither the Exchange Agent, the Parent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

         1.7 No Further Ownership Rights in the Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of the Company Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If after the Effective Time Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

         1.8 Appraisal Rights.

             (a) Notwithstanding any provision of this Agreement to the contrary, any shares of capital stock of the Company held by a holder who has exercised and perfected appraisal rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights ("DISSENTING SHARES"), shall not be converted into or represent a right to receive that number of shares of Parent Common Stock (including any cash in lieu of fractional shares) that such holder is entitled to receive in the Merger, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

             (b) Notwithstanding the provisions of subsection (a), if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder's appraisal rights, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive that number of shares of Parent Common Stock, plus any cash in lieu of fractional shares, upon surrender of the certificate representing such shares.

             (c) The Company shall give the Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Delaware Law and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of the Parent, voluntarily make any payment or offer to make any payment with respect to any such demands or offer to settle or settle any such demands. Any payments relating to Dissenting Shares shall be made solely by the Surviving Corporation, and no funds or other property will be provided by Merger Sub.

         1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock; provided, however, that the Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Parent, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         1.10 Tax and Accounting Consequences.

             (a) It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368 of the Code. The parties hereto adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

         1.11 Taking of Necessary Action, Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and necessary action, so long as such action is consistent with this Agreement.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company represents and warrants to the Parent and the Merger Sub, subject to the exceptions specifically disclosed in writing and referencing a specific representation in the disclosure letter supplied by the Company to the Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the "COMPANY DISCLOSURE LETTER"), as follows:

         2.1 Organization of the Company.

             (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation; has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on the Company.

             (b) The Company has no subsidiaries.

             (c) The Company has delivered or made available to the Parent a true and correct copy of the Certificate of Incorporation and Bylaws of the Company, as amended to date, and each such instrument is in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

             (d) When used in connection with the Company, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Company taken as a whole except for those changes, events and effects that are directly caused by

(i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the internet industry as a whole, which conditions (in the case of clause (i) or (ii)) do not affect the Company in a disproportionate manner) or (iii) conditions that in the good faith judgment of the Company's Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Merger.

         2.2 Company Capital Structure.

             (a) The authorized capital stock of the Company consists of 140,000,000 shares of Common Stock, $.0001 par value per share, of which there were approximately 13,521,762shares issued and outstanding as of the date of this Agreement and 60,000,000 shares of Series A Preferred Stock, $.0001 par value per share, of which there were 5,425,826 shares issued and outstanding as of the date of this Agreement. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement or document to which the Company is a party or by which it is bound.

             (b) As of the date of this Agreement, 4,000,000 (2,000,000 and 2,000,000, respectively) shares of Company Common Stock are reserved for future issuance under the Company's 2000 and 2001 Stock Option Plans (Stock options granted by the Company pursuant to the Company Stock Option Plans are referred to in this Agreement as "COMPANY STOCK OPTIONS").

         Section 2.2(b) of the Company Disclosure Letter sets forth the following information with respect to each Company Stock Option outstanding as of the date of this Agreement: (i) the name of the optionee; (ii) the particular plan pursuant to which such Company Stock Option was granted; (iii) the number of shares of Company Common Stock subject to such Company Stock Option; (iv) the exercise price of such Company Stock Option; (v) the date on which such Company Stock Option was granted; and (vi) the date on which such Company Stock Option expires. The Company has made available to the Parent accurate and complete copies of the Company Stock Option Plans and the forms of all agreements evidencing the Company Stock Options. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, would be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(b)(i) of the Company Disclosure Letter, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Option as a result of the Merger.

         2.3 Obligations With Respect to Capital Stock. Except as set forth in Section 2.2 of the Company Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of the Company, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. There are no equity securities, partnership interests or similar ownership interests of the Company, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 2.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of the Company or obligating the Company to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement.

There are no registration rights and, to the knowledge of the Company, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings (except for the Company Voting Agreements) with respect to any equity security of any class of the Company.

         2.4 Authority.

             (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders and the filing of the Certificate of Merger pursuant to Delaware Law. A vote of the holders of a majority of the outstanding shares of Company Common Stock is required for the Company's stockholders to approve and adopt this Agreement and approve the Merger. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the Parent and, if applicable, Merger Sub, constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) subject to obtaining the approval and adoption of this Agreement and the approval of the Merger by the Company's stockholders as contemplated in Section 5.1 and compliance with the requirements set forth in
Section 2.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Company or by which its or any of their respective properties is bound or affected, or (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 2.4(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its or any of their respective properties are bound or affected. The Company Schedules list all material consents, waivers and approvals under any of the Company's agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

             (b) No consent, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other governmental authority or instrumentality, foreign or domestic ("GOVERNMENTAL ENTITY"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to the Company or the Parent or have a material adverse effect on the ability of the parties to consummate the Merger.

         2.5 Company Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) of the Company (the "THE COMPANY FINANCIALS"), (x) was prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, and (y) fairly presented the consolidated financial position of the Company and its subsidiaries as of and at the respective dates thereof and the consolidated results of the Company's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Company as of May 31, 2001 is hereinafter referred to as the "THE COMPANY BALANCE SHEET." Except as disclosed in the Company Financials, since the date of the Company Balance Sheet the Company has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company taken as a whole, except liabilities (i) provided for in the Company Balance Sheet, or
(ii) incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practices.

         2.6 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company's capital stock, or any purchase, redemption or other acquisition by the Company of any of the Company's capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Company's capital stock, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any material Company IP Rights (as defined in Section 2.8) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

         2.7 Taxes.

             (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or "Taxes" refers to any and all (i) federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, (ii) all interest, penalties and additions imposed with respect to such amounts, and (iii) any obligations to any tax authority under Treasury Regulation 1.1502-6 or any similar provision of state, local or foreign law.

             (b) Tax Returns and Audits.

                 (i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports ("RETURNS") relating to Taxes required to be filed by the Company, except such Returns which are not material to the Company, and have paid all Taxes shown to be due on such Returns. All such Returns are true, correct and complete in all material respects.

                 (ii) The Company as of the Effective Time will have withheld and paid over, as appropriate, with respect to its employees all federal and state, local and/or foreign income taxes, Taxes pursuant to the Federal Insurance Contribution Act ("FICA"), Taxes pursuant to the Federal Unemployment Tax Act ("FUTA") and other Taxes required to be withheld.

                 (iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                 (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination. The Company has not received a request for or an inquiry regarding a Return from any jurisdiction where it does not currently file a Return.

                 (v) No adjustment relating to any Returns filed by the Company has been proposed formally or informally by any Tax authority to the Company or any representative thereof and, to the knowledge of the Company, no basis exists for any such adjustment which would be material to the Company.

                 (vi) The Company does not have any liability for unpaid Taxes which has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Company, and the Company has not incurred any liability for Taxes other than in the ordinary course of business since the date of the Company Balance Sheet. There is no lien for Taxes on the assets of the Company other than inchoate liens for Taxes not yet due.

                 (vii) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                 (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 162, 280G or 404 of the Code.

                 (ix) The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                 (x) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                 (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by the Company.

                 (xii) The Company has never been a member of a consolidated, combined or affiliated group or is a party to or affected by any tax-sharing or allocation agreement or arrangement.

                 (xiii) The Company Schedules list (A) any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Company has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (B) any expatriate tax programs or policies affecting the Company. The Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

                 (xiv) The Company is not a party to or otherwise subject to any arrangement entered into in anticipation of the Closing, not in accordance with past practice and not required by this Agreement, that could reasonably be expected to have the effect of (i) the recognition of a deduction or loss before the Closing Date and a corresponding recognition of taxable income or gain by the Company after the Closing Date or (ii) the recognition of taxable income or gain by the Company after the Closing Date without the receipt of or entitlement to a corresponding amount of cash.

                 (xv) Except as set forth in Schedule 2.7(b)(xv), no closing agreement, written ruling, or determination letter with respect to Taxes, or any equivalent written decision from a foreign jurisdiction, has been received from, and no closing or other similar agreement has been executed with, any Tax or other governmental authority that will be binding upon the Company after the Closing.

                 (xvi) The Company has properly withheld on all amounts paid to Persons located or incorporated outside of the United States and have paid the appropriate amounts withheld to the proper governmental authorities.

                 (xvii) The Company has not been a party to a transaction intended to qualify under Section 355 of the Code (whether as distributing or distributed company) within the last five years.

         2.8 Intellectual Property.

             (a) To the knowledge of the Company, the Company owns, or has the right to use, sell or license all intellectual property necessary or required for the conduct of its respective businesses as presently conducted (such intellectual property and the rights thereto are collectively referred to herein as the "COMPANY IP Rights").

             (b) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not constitute a breach of any instrument or agreement governing any of the Company IP Rights to which the Company is a party or by which, to its knowledge, it is bound or affected, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any the Company IP Rights or materially impair the right of the Company, the Surviving Corporation or the Parent to use, sell or license any the Company IP Rights or portion thereof.

             (c) To the knowledge of the Company, the manufacture, marketing, license, sale or intended use of any product or technology currently licensed or sold or under development by the Company does not violate any license or agreement between the Company and any third party nor infringe any intellectual property right of any other party.

             (d) There is no pending or, to the knowledge of the Company, threatened claim or litigation contesting the validity, ownership or right to use, sell, license or dispose of any the Company IP Rights, nor has the Company received any written notice asserting that any the Company IP Rights or the proposed use, sale, license or disposition thereof conflicts or will conflict with the rights of any other party. Schedule 2.8 of the Company Disclosure Letter lists each patent held by the Company and the expiration date of each such patent.

             (e) The Company has taken commercially reasonable steps designed to safeguard and maintain the confidentiality of, and its proprietary rights in, all the Company IP Rights.

         2.9 Compliance; Permits; Restrictions.

             (a) The Company is not in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Company or by which the Company or any of its respective properties is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Company's knowledge, threatened against the Company, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted.

             (b) The Company holds all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of the Company (collectively, the "COMPANY PERMITS"). The Company is in compliance in all material respects with the terms of the Company Permits.

             (c) Except as disclosed in Section 2.9(c) of the Company Disclosure Letter, the Company has no knowledge of any pending regulatory action of any sort against the Company, or the Company's products by any regulatory agency or any other duly authorized governmental authority which could have a Material Adverse Effect on the Company or in any material way limit or restrict the ability of the Company to market its existing products. Except as set forth on
Section 2.9(c) of the Company Disclosure Letter, the Company, has not knowingly committed or permitted to exist any violation of the rules and regulations of any regulatory agency or any other duly authorized governmental authority.

         2.10 Litigation. Except as disclosed in Section 2.10 of the Company Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Company has received any notice of assertion nor, to the Company's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Company which reasonably would be likely to be material to the Company, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

         2.11 Employee Benefit Plans and Employment Matters.

             (a) The Company has no employee benefit plans, pension plans or multi-employee Plans

             (b) Employment Matters. To the Company's knowledge, the Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Company Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Company Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Company Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker's compensation policy or long-term disability policy. To the Company's knowledge, no employee of the Company has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity.

         2.12 Absence of Liens and Encumbrances. Except as set forth in Schedule 2.13, the Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Company Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to the Company.

         2.13 Environmental Matters.

             (a) The Company has complied and is in compliance with all Environmental, Health and Safety Requirements.

             (b) Without limiting the generality of the foregoing, the Company has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

             (c) The Company has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

         2.14 Labor Matters. No work stoppage or labor strike against the Company is pending, threatened or reasonably anticipated. The Company does not have knowledge of any activities or proceedings of any labor union to organize any Company Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Company Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Company Employees and no collective bargaining agreement is being negotiated by the Company. The Company is and has been in compliance in all material respects with all applicable laws regarding employment practices, terms and conditions of employment, and wages and hours (including, without limitation, WARN or any similar state or local law).

         2.15 Agreements, Contracts and Commitments. Except as set forth in
Section 2.16 and Section 2.2(b) of the Company Disclosure Letter, the Company is not a party to or is bound by:

             (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of the Company's Board of Directors, other than those that are terminable by the Company on no more than thirty (30) days notice without liability or financial obligation;

             (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

             (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Company and any of its officers or directors;

             (d) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any person or granting any exclusive distribution rights;

             (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

             (f) any material joint marketing or development agreement.

         The Company, or to the Company's knowledge any other party to a Company Contract (as defined herein), has breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Company is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a "COMPANY CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Company.

         2.16 Change of Control Payments. The Company Schedules set forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of the Company as a result of or in connection with the Merger.

         2.17 Board Approval. The Board of Directors of the Company has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Company and its stockholders, (ii) to propose this Agreement for approval and adoption by a majority of the Company's stockholders and to declare the advisability of this Agreement, and (iii) to recommend that the stockholders of the Company approve and adopt this Agreement and approve the Merger.

         2.18 Company Stockholders. The stockholders of the Company represent or acknowledge the following:

             (a) They are either accredited investors as such term is defined in the Securities Act of 1933, as amended, or are foreign investors who have acquired their shares in a transaction pursuant to Regulation S.

             (b) Any exchange of Parent Common Stock will be made in transactions exempt from applicable state or federal securities laws.

             (c) The Parent Common Stock will be acquired for investment purposes and not with a view to the public resale or distribution thereof.

             (d) Each certificate representing Parent Common Stock pursuant to
Section 1.5 shall contain the following legend:

         The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or any state securities laws. The shares may not be transferred, signed, sold or offered for sale except pursuant to an effective registration statement under such Act or any applicable state securities law or any opinion of counsel, in the form and substance acceptable to the Parent, that registration is not required because of an applicable exemption from such registration requirements. The sale or transfer of shares evidenced by this certificate are subject to the terms and conditions of an agreement and plan of merger dated as of October 24, 2001, and effective no later than November 15, 2001. Any transfer in violation of such Agreement is invalid. A copy of the Agreement is on file at the office of the Parent.

                                  ARTICLE III
         REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

         The Parent and the Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure letter supplied by the Parent to the Company dated as of the date hereof and certified by a duly authorized officer of the Parent (the "PARENT DISCLOSURE LETTER"), as follows:

         3.1 Organization of the Parent.

             (a) The Parent its sole subsidiary (which as of the Effective Time shall include Merger Sub) are corporations duly organized, validly existing and in good standing under the laws of the jurisdiction of their incorporation; have the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted and as proposed to be conducted; and is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified would not have a Material Adverse Effect (as defined herein) on the Parent.

             (b) The Parent has delivered to the Company a true and complete list of all of the Parent's subsidiaries, indicating the jurisdiction of incorporation of each subsidiary and listing the shareholders of each such subsidiary and the number of shares held by each such shareholder.

             (c) The Parent has delivered or made available to the Company a true and correct copy of the Certificate of Incorporation and Bylaws of the Parent and similar governing instruments of each of its subsidiaries, each as amended to date, and each such instrument is in full force and effect. The Parent is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent governing instruments.

             (d) When used in connection with the Parent, the term "MATERIAL ADVERSE EFFECT" means, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, assets (including intangible assets), financial condition or results of operations of the Parent and its subsidiaries taken as a whole except for those changes, events and effects that are directly caused by (i) conditions affecting the United States economy as a whole, or (ii) conditions affecting the internet industry as a whole, which conditions (in the case of clause (i) or (ii)) do not affect the Parent in a disproportionate manner), or (iii) conditions that in the good faith judgment of the Parent's Board of Directors result principally from the execution or delivery of this Agreement or the announcement of the pendency of the Merger.

         3.2 The Parent and the Merger Sub Capital Structure.

             (a) The authorized capital stock of the Parent consists of 100,000,000 shares of Common Stock, $.001 par value per share, of which as of October 24, 2001 there were 6,099,000 shares issued and outstanding (assuming consummation of the Parent's contemplated "2 for 1" stock dividend) and 25,000,000 shares of Preferred Stock, $.001 par value per share, of which no shares are issued or outstanding as of the date of this Agreement. All outstanding shares of Parent Common Stock are duly authorized, validly issued, fully paid and nonassessable and are not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Parent or any agreement or document to which the Parent is a party or by which it is bound. The authorized capital stock of the Merger Sub consists of 1,000,000 shares of Common Stock, $.0001 par value per share, all of which, as of the date hereof, are issued and outstanding and are held by the Parent. The Merger Sub was formed on October 24, 2001, for the purpose of consummating the Merger, has no material assets or liabilities except as necessary for such purpose and has not, and prior to the Effective Time will not have, conducted any business except as necessary for such purpose.

         3.3 Obligations With Respect to Capital Stock. Except as set forth in
Section 3.2 or in the Parent Disclosure Letter, there are no equity securities, partnership interests or similar ownership interests of any class of Parent, or any securities exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except for securities the Parent owns, directly or indirectly through one or more subsidiaries, there are no equity securities, partnership interests or similar ownership interests of any class of any subsidiary of the Parent, or any security exchangeable or convertible into or exercisable for such equity securities, partnership interests or similar ownership interests, issued, reserved for issuance or outstanding. Except as set forth in Section 3.2, there are no options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Parent is a party or by which it is bound obligating Parent to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition, of any shares of capital stock, partnership interests or similar ownership interests of the Parent or obligating the Parent to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement. There are no registration rights and, to the knowledge of the Parent, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to any equity security of any class of the Parent or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its subsidiaries.

         3.4 Authority.

             (a) Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and the Merger Sub, subject only to the filing of the Certificate of Merger pursuant to Delaware Law and the approval by the Parent's shareholders of the issuance of shares of Parent Common Stock issuable under the terms of the Merger. A vote of the holders of a majority of the outstanding shares of Parent Common Stock is required for the Parent's shareholders to approve the issuance of shares of Parent Common Stock by virtue of the Merger. This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes the valid and binding obligation of each of the Parent and the Merger Sub, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity. The execution and delivery of this Agreement by each of the Parent and the Merger Sub do not, and the performance of this Agreement by each of the Parent and the Merger Sub will not (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Parent or the Certificate of Incorporation or Bylaws of the Merger Sub, (ii) subject to obtaining the approval of the Parent's shareholders of the issuance of shares of Parent Common Stock by virtue of the Merger as contemplated in Section 5.2 and compliance with the requirements set forth in Section 3.4(b) below, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Parent (or the Merger
Sub) or by which its or any of their respective properties is bound or affected, or (iii) assuming the receipt of all material consents, waivers and approvals referred to in the last sentence of this Section 3.4(a), result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Parent's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Parent (including the Merger Sub) pursuant to, any material note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent (including the Merger Sub) is a party or by which the Parent or its or any of its respective properties are bound or affected. The Parent Schedules list all material consents, waivers and approvals under any of the Parent's agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

             (b) No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required by or with respect to the Parent or the Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Merger, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, approvals, orders, authorizations, registrations, declarations and filings (if any) as may be required under applicable federal and state securities laws and the securities or antitrust laws of any foreign country, and (iii) such other consents, authorizations, filings, approvals and registrations (if any) which if not obtained or made would not be material to the Parent or the Company or have a material adverse effect on the ability of the parties to consummate the Merger.

         3.5 Parent SEC Filings; Parent Financial Statements.

             (a) The Parent has filed all forms, reports and documents required to be filed with the SEC since the date of this Agreement, and has made available to the Company such forms, reports and documents in the form filed with the SEC. All such required forms, reports and documents (including those that the Parent may file subsequent to the date hereof) are referred to herein as the "PARENT SEC REPORTS." As of their respective dates, the Parent SEC Reports (i) were prepared in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Reports, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Merger Sub is not required to file any forms, reports or other documents with the SEC.

             (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (the "PARENT FINANCIALS"), including any Parent SEC Reports filed after the date hereof until the Closing, (x) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (y) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-QSB under the Exchange Act) and (z) fairly presented the financial position of the Parent as at the respective dates thereof and the results of the Parent's operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to normal and recurring year-end adjustments. The balance sheet of the Parent contained in Parent SEC Reports as of June 30, 2001 is hereinafter referred to as the "PARENT BALANCE SHEET." Except as disclosed in the Parent Financials, since the date of the Parent Balance Sheet, the Parent has no liabilities (absolute, accrued, contingent or otherwise) of a nature required to be disclosed on a balance sheet or in the related notes to the consolidated financial statements prepared in accordance with GAAP which are, individually or in the aggregate, material to the business, results of operations or financial condition of the Parent and its subsidiaries taken as a whole, except liabilities (i) provided for in the Parent Balance Sheet, or (ii) incurred since the date of the Parent Balance Sheet in the ordinary course of business consistent with past practices.

         3.6 Absence of Certain Changes or Events. Since the date of Parent Balance Sheet there has not been: (i) any Material Adverse Effect on Parent,
(ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Parent's capital stock, or any purchase, redemption or other acquisition by the Parent of any of the Parent's capital stock or any other securities of the Parent or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements, (iii) any split, combination or reclassification of any of the Parent's capital stock, (iv) any granting by the Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by the Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Parent of the nature contemplated hereby, (v) entry by the Parent into any licensing or other agreement with regard to the acquisition or disposition of any material Parent IP Rights (as defined in Section 3.8) other than licenses in the ordinary course of business consistent with past practice, (vi) any material change by the Parent in its accounting methods, principles or practices, except as required by concurrent changes in GAAP, or (vii) any revaluation by the Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable other than in the ordinary course of business.

         3.7 Tax.

             (a) Tax Returns and Audits.

                 (i) The Parent and each of its subsidiaries have timely filed all Returns relating to Taxes required to be filed by the Parent and each of its subsidiaries, except such Returns which are not material to the Parent, and have paid all Taxes shown to be due on such Returns.

                 (ii) The Parent and each of its subsidiaries as of the Effective Time will have withheld and paid over, as appropriate, with respect to its employees all federal and state, local and/or foreign income taxes, FICA, FUTA and other Taxes required to be withheld.

                 (iii) The Parent has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Parent, nor has the Parent executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                 (iv) No audit or other examination of any Return of the Parent is presently in progress, nor has Parent been notified of any request for such an audit or other examination.

                 (v) No adjustment relating to any Returns filed by the Parent has been proposed formally or informally by any Tax authority to the Parent or any representative thereof and, to the knowledge of the Parent, no basis exists for any such adjustment which would be material to the Parent.

                 (vi) The Parent has no liability for unpaid Taxes which has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, which is material to the Parent, and the Company has not incurred any liability for Taxes other than in the ordinary course of business since the date of the Company Balance Sheet.

                 (vii) None of the Parent's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                 (viii) There is no contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Parent that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 404 of the Code.

                 (ix) The Parent has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Parent.

                 (x) The Parent is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                 (xi) No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes payable by the Parent .

                 (xii) The Parent is not, nor has it been, a member of a consolidated, combined or affiliated group or is a party to or affected by any tax-sharing or allocation agreement or arrangement.

                 (xiii) The Parent Schedules list (y) any Tax exemption, Tax holiday or other Tax-sparing arrangement that the Parent has in any jurisdiction, including the nature, amount and lengths of such Tax exemption, Tax holiday or other Tax-sparing arrangement and (z) any expatriate tax programs or policies affecting the Parent. Each of the Parent and its subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax-sparing arrangement or order of any Governmental Entity and the consummation of the transactions contemplated hereby will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax-sparing arrangement or order.

         3.8 Intellectual Property. Except as set forth on Schedule 3.8, the Parent does not own or have the right to use, pursuant to a license, sublicense, agreement or permission, any intellectual property.

         3.9 Compliance; Permits; Restrictions.

             (a) The Parent is not, in any material respect, in conflict with, or in default or violation of (i) any law, rule, regulation, order, judgment or decree applicable to the Parent or by which the Parent or any of its is bound or affected, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Parent is a party or by which the Parent or its properties is bound or affected. No investigation or review by any Governmental Entity is pending or, to the Parent's knowledge, threatened against the Parent, nor has any Governmental Entity indicated an intention to conduct the same. There is no agreement, judgment, injunction, order or decree binding upon the Parent which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Parent, any acquisition of material property by the Parent or the conduct of business by the Parent as currently conducted.

             (b) The Parent and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals from governmental authorities which are material to the operation of the business of the Parent (collectively, the "PARENT PERMITS"). The Parent and its subsidiaries are in compliance in all material respects with the terms of the Parent Permits.

             (c) Related Matters. Except as disclosed in Section 3.9(c) of the Parent Disclosure Letter, the Parent has no knowledge of any pending regulatory action of any sort against the Parent by any regulatory agency or any other duly authorized governmental authority in any jurisdiction which could have a Material Adverse Effect on the Parent. Except as set forth on Section 3.9(c) of the Parent Disclosure Letter, the Parent has not knowingly committed or permitted to exist any violation of the rules and regulations of any regulatory agency or any other duly authorized governmental authority.

         3.10 Litigation. Except as disclosed in Section 3.10 of the Parent Disclosure Letter, there is no action, suit, proceeding, claim, arbitration or investigation pending, or as to which the Parent has received any notice of assertion nor, to Parent's knowledge, is there a threatened action, suit, proceeding, claim, arbitration or investigation against the Parent which reasonably would be likely to be material to the Parent, or which in any manner challenges or seeks to prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement.

         3.11 Employee Benefit Plans and Employment Matters.

             (a) The Parent has no employee benefit plans, pension plans or multi-employee Plans.

             (b) Employment Matters. To the Parent's knowledge, the Parent (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Parent Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Parent Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, threatened or reasonably anticipated claims or actions against the Parent under any worker's compensation policy or long-term disability policy. To the Parent's knowledge, no Parent Employee has violated any employment contract, nondisclosure agreement or noncompetition agreement by which such employee is bound due to such employee being employed by the Parent and disclosing to the Parent or using trade secrets or proprietary information of any other person or entity.

         3.12 Absence of Liens and Encumbrances. The Parent and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its material tangible properties and assets, real, personal and mixed, used in its business, free and clear of any liens or encumbrances except as reflected in the Parent Financials and except for liens for taxes not yet due and payable and such imperfections of title and encumbrances, if any, which would not be material to Parent.

         3.13 Environmental Matters.

             (a) The Parent has complied and is in compliance with all Environmental, Health and Safety Requirements.

             (b) Without limiting the generality of the foregoing, the Parent has obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the occupation of its facilities and the operation of its business.

             (c) The Parent has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it or its facilities arising under Environmental, Health, and Safety Requirements.

         3.14 Labor Matters. The Parent has no employees.

         3.15 Agreements, Contracts and Commitments. Except as set forth in
Section 3.15 and Section 3.2(b) of the Parent Disclosure Letter, the Parent is neither a party to nor is bound by:

             (a) any employment or consulting agreement, contract or commitment with any officer or director level employee or member of Parent's Board of Directors, other than those that are terminable by the Parent on no more than thirty days notice without liability or financial obligation;

             (b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

             (c) any agreement of indemnification or guaranty not entered into in the ordinary course of business other than indemnification agreements between the Parent and any of its officers or directors;

             (d) any agreement, contract or commitment containing any covenant limiting the freedom of the Parent to engage in any line of business or compete with any person or granting any exclusive distribution rights;

             (e) any agreement, contract or commitment currently in force relating to the disposition or acquisition of assets not in the ordinary course of business or any ownership interest in any corporation, partnership, joint venture or other business enterprise; or

             (f) any material joint marketing or development agreement. The Parent, nor to the Parent's knowledge any other party to a Parent Contract (as defined below), has breached, violated or defaulted under, or received notice that it has breached violated or defaulted under, any of the material terms or conditions of any of the agreements, contracts or commitments to which the Parent is a party or by which it is bound of the type described in clauses (a) through (f) above (any such agreement, contract or commitment, a "PARENT CONTRACT") in such a manner as would permit any other party to cancel or terminate any such Parent Contract, or would permit any other party to seek damages, which would be reasonably likely to be material to the Parent.

         3.16 Change of Control Payments. There is no plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former officers or directors of the Parent as a result of or in connection with the Merger.

         3.17 Board Approval. The Board of Directors of the Parent has, as of the date of this Agreement, determined (i) that the Merger is fair to, and in the best interests of the Parent and its shareholders, and (ii) to recommend that the shareholders of the Parent approve the issuance of shares of Parent Common Stock by virtue of the Merger.

         3.18 Over the Counter Bulletin Board Listing. Parent's Common Stock is listed on the Over the Counter Bulletin Board.

                                   ARTICLE IV
                              ADDITIONAL AGREEMENTS

         4.1 Public Disclosure. The Parent and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger, this Agreement or an Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation, except as may be required by law or any listing agreement with a national securities exchange or the Over the Counter Bulletin Board.

         4.2 Legal Requirements. Each of the Parent, the Merger Sub and the Company will use its respective reasonable commercial efforts to take all actions necessary or desirable to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement (including furnishing all information required in connection with approvals by or filings with any Governmental Entity, and prompt resolution of any litigation prompted hereby) and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such filings with or investigations by any Governmental Entity, and any other such requirements imposed upon any of them or their respective subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. The Parent will use its commercially reasonable efforts to take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Parent Common Stock pursuant hereto. The Company will use its commercially reasonable efforts to assist the Parent as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Parent Common Stock pursuant hereto.

         4.3 Third Party Consents. As soon as practicable following the date hereof, the Parent and the Company will each use its commercially reasonable efforts to obtain all material consents, waivers and approvals under any of its or its subsidiaries' agreements, contracts, licenses or leases required to be obtained in connection with the consummation of the transactions contemplated hereby.

         4.4 Notification of Certain Matters. The Parent and the Merger Sub will give prompt notice to the Company, and the Company will give prompt notice to the Parent, of the occurrence, or failure to occur, of any event, which occurrence or failure to occur would be reasonably likely to cause (a) any representation or warranty contained in this Agreement and made by it to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time such that the conditions set forth in Section
5.2 or 5.3, as the case may be, would not be satisfied as a result thereof or
(b) any material failure of the Parent and the Merger Sub or the Company, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Notwithstanding the above, the delivery of any notice pursuant to this section will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         4.5 Reasonably Commercial Efforts and Further Assurances. Subject to the respective rights and obligations of the Parent and the Company under this Agreement, each of the parties to this Agreement will use its reasonably commercial efforts to effectuate the Merger and the other transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement; provided that neither the Parent nor the Company nor any subsidiary or affiliate thereof will be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock. Subject to the foregoing, each party hereto, at the reasonable request of another party hereto, will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby.

         4.6 Stock Options and Employee Benefits.

             (a) At the Effective Time, the Company's 2000 and 2001 Stock Option Plans and each outstanding Company Stock Option under the Company's 2000 and 2001 Stock Option Plan, whether or not exercisable, will be assumed by the Parent. Each Company Stock Option so assumed by the Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable Company Stock Option Plan immediately prior to the Effective Time (including, without limitation, any repurchase rights), except that (i) each Company Stock Option will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such the Company Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and
(ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price per share of the Company Common Stock at which the Company Stock Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded up to the nearest whole cent. After the Effective Time, the Parent will issue to each holder of an outstanding Company Stock Option a notice describing the foregoing assumption of such Company Stock Option by the Parent.

             (b) The Parent has reserved sufficient shares of Parent Common Stock for issuance under Section 1.5(d) hereof.

         4.7 Form S-8. The Parent agrees to file a registration statement on Form S-8 for the shares of Parent Common Stock issuable with respect to assumed Company Stock Options as soon as is reasonably practicable after the Effective Time.

         4.8 Indemnification and Insurance.

             (a) The Bylaws of the Surviving Corporation will honor, and the Parent will cause the Surviving Corporation to honor, the provisions with respect to indemnification set forth in the Bylaws of the Company immediately prior to the Effective Time, which provisions will not be amended, repealed or otherwise modified for a period of six (6) years after the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

             (b) The Parent will and will cause the Surviving Corporation to honor and fulfill the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

For a period of six (6) years after the Effective Time, the Parent will or will cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to the Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event will the Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, the Parent or the Surviving Corporation will purchase a policy with the greatest coverage available for such 125% of the annual premium.

         4.9  Board of Directors and Certain Officers of the Combined Company.

             (a) The Board of Directors of the Parent will take all actions necessary to cause the Board of Directors of the Parent and the Surviving Corporation, immediately after the Effective Time, to consist of up to five (5) persons, none of whom were directors of the Parent immediately prior to the Effective Time, and all of whom will be Company designees prior to the Effective Time (the "COMPANY DESIGNEES"). If, prior to the Effective Time, any of the Company Designees or the Parent's designees shall decline or be unable to serve as a director of the Parent or the Surviving Corporation, the Company (if such person was designated by the Company) or the Parent (if such person was designated by Parent) shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to the other party.

         4.10 Audited Financials of Company/Surviving Corporation. As soon as practicable after the Effective Time, but in no event later that 75 days from such date, the Company/Surviving Corporation shall cause Company audited financial statements in accordance with GAAP for the period of September 30, 2001 to be provided to the Parent.

                                   ARTICLE V
                            CONDITIONS TO THE MERGER

         5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

             (a) Stockholder and Shareholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company; and the issuance of shares of Parent Common Stock by virtue of the Merger shall have been duly approved by the requisite vote under applicable law. by the shareholders of Parent.

             (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

         5.2 Additional Conditions to Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

             (a) Representations and Warranties. The representations and warranties of the Parent and the Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Parent and the Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 3.2 and 3.3) where the failure to be so true and correct would not have a Material Adverse Effect on Parent. The Company shall have received a certificate with respect to the foregoing signed on behalf of the Parent by the President of the Parent.

             (b) Agreements and Covenants. The Parent and the Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed on behalf of the Parent by the President of the Parent.

             (c) Filing of Schedule 14(c). The Parent shall have timely filed a
Schedule 14(c) with the SEC and the Parent's shareholders and shall otherwise have complied with all applicable rules and regulations in connection with the filing and distribution of the Schedule 14(c).

         5.3 Additional Conditions to the Obligations of the Parent and the Merger Sub. The obligations of the Parent and the Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Parent:

             (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date), with the same force and effect as if made on and as of the Effective Time, except in such cases (other than the representations in Sections 2.2 and 2.3) where the failure to be so true and correct would not have a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer of the Company.

             (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer of the Company.

             (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

                                   ARTICLE VI
                        TERMINATION, AMENDMENT AND WAIVER

         6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of the Merger by the stockholders of the Company or the approval of the issuance of Parent Common Stock in connection with the Merger by the shareholders of the Parent:

             (a) by mutual written consent duly authorized by the Boards of Directors of the Parent and the Company;

             (b) by either the Company or the Parent if the Merger shall not have been consummated by November 15, 2001, provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

             (c) by either the Company or the Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (an "ORDER"), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree or ruling is final and nonappealable;

             (d) by either the Company or the Parent if the required approvals of the stockholders of the Company or the shareholders of the Parent contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at a meeting of stockholders or shareholders, as the case may be, duly convened therefor or at any adjournment thereof (provided that the right to terminate this Agreement under this Section 6.1(d) shall not be available to any party where the failure to obtain shareholder or stockholder approval of such party shall have been caused by the action or failure to act of such party in breach of this Agreement);

             (e) by the Parent, if the Board of Directors of the Company recommends another proposal to the stockholders of the Company, or if the Board of Directors of the Company shall have withheld, withdrawn or modified in a manner adverse to the Parent its recommendation in favor of adoption and approval of this Agreement and approval of the Merger;

             (f) by the Company, if the Board of Directors of the Parent recommends a superior proposal to the shareholders of the Parent, or if the Board of Directors of the Parent shall have withheld, withdrawn or modified in a manner adverse to the Company its recommendation in favor of approving the issuance of the shares of Parent Common Stock by virtue of the Merger;

             (g) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of the Parent set forth in this Agreement, or if any representation or warranty of the Parent shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or Section 5.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Parent's representations and warranties or breach by the Parent is curable prior to November 15, 2001 by the Parent through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 6.1(g) provided the Parent continues to exercise such commercially reasonable efforts to cure such breach; or

             (h) by the Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or Section 5.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided that if such inaccuracy in the Company's representations and warranties or breach by the Company is curable prior to November 15, 2001 by the Company through the exercise of its commercially reasonable efforts, then the Parent may not terminate this Agreement under this Section 6.1(h) provided the Company continues to exercise such commercially reasonable efforts to cure such breach.

             (i) by the Company if at any time prior to the Effective Time (including any extension of the Effective Time) the Parent's Over the Counter Bulletin Board listing of its Common Stock is terminated.

         6.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 6.1 above will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 6.1, this Agreement shall be of no further force or effect, except (i) as set forth in this Section 6.2, Section 6.3 and Article 7 (miscellaneous), each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for any breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

         6.3 Fees and Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that the Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees and expenses, incurred in relation to the printing and filing of the Schedule 14(c) (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

         6.4 Appraisal or Dissenters' Rights. In the event any shareholder of either the Company or the Parent exercises appraisal or dissenters' rights in connection with the transactions contemplated herein, then either the Company or the Parent (regardless of whether the shareholder seeking either appraisal or dissenters' rights is a shareholder of either the Company or the Parent) shall be entitled to terminate this Agreement and the transactions contemplated hereunder.

                                  ARTICLE VII
                               GENERAL PROVISIONS

         7.1 Non-Survival of Representations, Warranties and Covenants. The representations and warranties of the Company, the Parent and the Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

             (a) if to the Parent or the Merger Sub, to:

                           Copper Valley Minerals Ltd.
                           Attention: Richard Libutti
                           500 Fairway Drive, Suite 101
                           Deerfield Beach, FL  33341
                           Telephone: (954) 571-7900
                           Facsimile: (561) 892-0166

             (b) if to the Company, to:

                           International Manufacturers Gateway
                           285B Lake View Blvd.
                           Cocoa, Florida 32926
                           Attention: Kevin Krause, Chief Executive Officer Telephone No.: (321) 639-0914
                           Telecopy No.:    (321) 632-1401

             (c) with copy to:

                           The Otto Law Group, PLLC
                           900 Fourth Avenue, Suite 3140
                           Seattle, Washington 98164
                           Attention: David M. Otto, Esq.
                           Telephone No.:  (206) 262-9545
                           Telecopy No.:    (206) 262-9513

         7.3 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words "INCLUDE," "INCLUDES" and "INCLUDING" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "THE BUSINESS OF" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be "deemed to include" all direct and indirect subsidiaries of such entity. References herein to "Sections" are references to Sections hereof unless otherwise stated herein.

         7.4 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

         7.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Letter and the Parent Disclosure Letter (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect until the Closing and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder.

         7.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

         7.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

         7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof; provided that issues involving the corporate governance of any of the parties hereto shall be governed by their respective jurisdictions of incorporation. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of the State of Delaware and the federal district courts sitting in the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

         7.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

         7.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         7.11 Definition of "Knowledge". Wherever used in this Agreement, the term "KNOWLEDGE" shall mean the actual knowledge of: (a) in the case of the Company, its (i) Chief Executive Officer; and (b) in the case of the Parent and the Merger Sub, the Parent's President.



                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

                                          COPPER VALLEY MINERALS LTD.



                                          By: /s/ Richard Libutti
                                              ----------------------------------
                                          Name: Richard Libutti
                                          Title:  President


                                          DTOMI ACQUISITION CORP.



                                          By:  /s/ Richard Libutti
                                              ----------------------------------
                                          Name:  Richard Libutti
                                          Title: President


                                          INTERNATIONAL MANUFACTURERS
                                          GATEWAY, INC.



                                          By: /s/ Kevin Krause
                                              ----------------------------------
                                          Name: Kevin Krause
                                          Title: Chief Executive Officer